EXHIBIT 10.53
ARBITRON INC.
EXECUTIVE RETENTION AGREEMENT
     THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) is made ____________ (the “Amended Effective Date”) by and between Arbitron Inc., a Delaware corporation (the “Company”), and ______________, an individual (“you”) (and, together, “Parties”).
     WHEREAS, the Company has implemented a severance program for executive officers and wishes to document under this Agreement the provisions applicable to you if your employment ends before August 25, 2013 (the “Agreement Expiration Date”).
     NOW THEREFORE, in consideration of your acceptance of employment under the terms of this Agreement, the Parties agree to be bound by the terms contained in this Agreement as follows:
     1. “At-Will” Employment. Subject in each case to the provisions of Section 2, nothing in this Agreement interferes with or limits in any way the Company’s right to terminate your employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on you any right to continue in the Company’s employ.
     2. Termination of At-Will Employment.
          (a) General. If your employment ceases for any or no reason, you (or your estate, as applicable) will be entitled to receive (in addition to any compensation and benefits you are entitled to receive under Section 2(c)(iii): (i) any earned but unpaid base salary through and including the date of termination of your employment, to be paid in accordance with the Company’s regular payroll practices no later than the next regularly scheduled pay date; (ii) any earned but unpaid annual bonus for the calendar year preceding the year in which your employment ends, to be paid on the date such annual bonus otherwise would have been paid if your employment had continued; (iii) unreimbursed business expenses in accordance with the Company’s policies, to be paid in accordance with Section 3(c); (iv) the amount of any accrued but unused paid time off; and (v) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”). The terms of this Section 2(a) will continue to apply after the Agreement Expiration Date. Notwithstanding any other provision in this Agreement to the contrary, any severance benefits to which you may be entitled will be provided exclusively through the terms of Section 2.
          (b) Termination Without Cause; Position Diminishment. If, on or before the Agreement Expiration Date, (x) the Company terminates your employment without Cause (as defined below) or you resign because of Position Diminishment (as defined below), and subject to compliance with Section 2(f) and in accordance with Exhibit A, the Company will:
          (i) pay you an amount in cash equal to 12 times your Reference Compensation (as defined below) as in effect immediately before the termination (or, if the

Position Diminishment relates to a reduction in base salary, before such reduction), paid in equal installments following the Release Effective Date (as defined below) in accordance with the Company’s standard payroll policies and procedures, beginning no later than 30 days after the Release Effective Date (except as Section 3 requires); provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year;
          (ii) pay you a bonus component (the “Bonus Component”). If the annual bonus for your year of termination is determined under a program intended to qualify as performance-based for purposes of Section 162(m) (an “Exempt Bonus”), you will be paid the Bonus Component, if any, when other executives receive their bonuses under comparable arrangements but, in any event, between January 1 and April 30 of the year following the year with respect to which it is earned. Payment will be made as though you had remained employed, with the Bonus Component determined under the factors for such annual bonus, with such adjustments as the Compensation Committee of the Company’s Board (the “Compensation Committee” of the “Board”) makes under such factors (using its negative discretion), including proration for the partial year of service. If the annual bonus for your year of termination is not intended to be an Exempt Bonus, the Bonus Component will be your target bonus paid in the timing provided above in this clause, prorated for the partial year of service. Payment under this clause (ii) will be delayed if the Release Effective Date has not occurred by the time the annual bonus is due;
          (iii) pay or reimburse expenses you reasonably incur in securing outplacement services through a professional person or entity of the Company’s choice, at a level commensurate with your position, beginning with the Release Effective Date, provided that the cost therefor to the Company may not exceed $50,000 nor extend beyond the earlier to occur of (x) the end of your second taxable year following the taxable year in which the termination date occurs and (y) the date on which you begin other full time employment. If paying the expenses, the Company will pay on or before the end of the second year following the year in which your employment ends and if reimbursing you for expenses incurred through that date, the Company will pay the expenses on or before the end of the third year; and
          (iv) to the extent permitted by applicable law without violating any nondiscrimination requirements, pay the employer-equivalent premiums for continuation of health coverage under COBRA as they become due for the lesser of such period as you and your qualified beneficiaries remain eligible for such coverage and 12 months.
          (c) Change in Control. If, within 12 months following a Change in Control (as defined below), your employment ends on a termination without Cause or you resign for Position Diminishment, in addition to the compensation and benefits described in Section 2(a) and (b) above, subject to the release required under Section 2(f) and compliance with Exhibit A, the Company will increase your severance under Section 2(b)(i) to 24 months of Reference Compensation, increase the period of paid COBRA coverage (subject to the same conditions as in Section 2(b)(iv)) to 18 months, and fully accelerate the vesting and exercisability of any of your then outstanding equity compensation (provided that if the acceleration would cause a distribution of shares of the Company’s common stock at a time not permitted by Section 409A, the distribution will be delayed until permitted by Section 409A). The severance will be paid in a single lump sum within 10 days following the Release Effective Date, except to the extent Section 3 provides otherwise.

          (d) You must continue to comply with the covenants under Sections 4 and 5 below to continue to receive severance benefits.
          (e) Death or Disability. Your employment hereunder will terminate immediately upon your death, or if the Board, based upon appropriate medical evidence, determines you have become physically or mentally incapacitated so as to render you incapable of performing your usual and customary material duties even with a reasonable accommodation for a continuous period in excess of 180 days. Termination under this subsection is not covered by Section 2(b) or 2(c).
          (f) Release Requirement. The severance in Section 2(b) and 2(c) and the acceleration described in Section 2(c) will occur only after and if you sign a separation agreement and general release of claims on the form the Company provides (releasing all releasable claims other than to payments under Section 2 or outstanding equity and including obligations to cooperate with the Company and reaffirming your obligations under Sections 4 through 6) (the “Release”) and any revocation period expires (the “Release Effective Date”) before the earlier of the date the Company specifies or the 60th day following employment termination. Notwithstanding the foregoing, if, in the context of a Change in Control, the Board determines that the equity compensation will not exist after the Change in Control event, the vesting and exercisability of equity compensation will accelerate on or in connection with the Change in Control, subject to your requirement to comply with the following provisions if you do not sign the Release or it does not become irrevocable by the 60th day after your employment ends. With respect to the continued vesting, you agree that, within 10 days after receiving from the Company written notification that the Compensation Committee has determined that you have received the benefits of continued vesting but have failed to meet the Release requirement of this Section 2(f), you will pay to the Company for each share of Company stock you receive (or become vested in) under Section 3(c):
          (i) For stock options, the gain equaling the excess, if any, of the fair market value on the exercise date (as determined under the applicable equity incentive plan) of the shares received on exercise over the exercise price paid for such shares, without regard to any market price increase or decrease after exercise (or, if higher, the proceeds received on disposition of the shares).
          (ii) For restricted stock units or equivalent equity, the fair market value of the shares issued to you (or, if higher, the proceeds received on disposition of the shares); and
          (iii) For any other form of award, such amount as the Compensation Committee may determine, applying similar principles.
Payment is due in cash or cash equivalents within ten days after the Compensation Committee provides notice to you that it is enforcing this Section. Any equity awards not already vested or exercised will then be immediately forfeited. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Compensation Committee may, but is not required to, accept retransfer of shares in lieu of cash payments. For purposes of this recoupment, the Board will determine the fair market value in good faith using either trading prices, deal prices, or other measures of value.
(g) Definitions.
          (i) Cause. For purposes of this Agreement, “Cause” means termination of your employment because of (i) fraud; (ii) misrepresentation; (iii) theft or embezzlement of assets of the Company; (iv) your conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation), or your intentional violations of law involving moral turpitude; (v) material failure to follow the Company’s conduct and ethics policies that continues for 10 days after a written demand for your compliance that specifically identifies the manner in which it is alleged you have not attempted in good faith to comply; and/or (vi) your continued failure to attempt in good faith to perform your duties as reasonably assigned by the Board to you for a period of 60 days after a written demand for such performance that specifically identifies the manner in which it is alleged you have not attempted in good faith to perform such duties. The Company will not treat your termination of employment with the Company as a termination for Cause for purposes of this Agreement if the termination occurred because of any act or omission you reasonably believed in good faith to have been in, or not opposed to, the Company’s interests.
          (ii) Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to it in the Company’s 2008 Equity Compensation Plan. Notwithstanding the foregoing, where required by Section 409A, the Change in Control must also be an event described in Treas. Reg. Section 1.409A-3(i)(5).
          (iii) Position Diminishment. For purposes of this Agreement, “Position Diminishment” means: (i) a material reduction in your responsibilities, duties, or authority, (ii) (ii) a relocation of your principal place of employment to a location more than 50 miles from its then current location and that increases the distance from your primary residence by more than 50 miles, or (iii) a material reduction in your Base Salary, other than reductions that are generally applicable to your peers as executive officers. You may only resign as a result of a Position Diminishment if you (x) provide notice to the Company within 90 days following the initial existence of the condition constituting a Position Diminishment that you consider the Position Diminishment to be grounds to resign; (y) provide the Company a period of 30 days to cure the Position Diminishment, and (z) actually cease employment, by the six month anniversary following the effective date of the Position Diminishment, if the Position Diminishment is not cured, within the 30-day cure period. If the Position Diminishment follows a Change in Control, you may only resign for Position Diminishment upon the further condition of your completion of a post-replacement transition period of the shorter of 90 days or such period as the Board requests.
          (iv) Reference Compensation. For purposes of this Agreement, “Reference Compensation” means your monthly base salary multiplied by [1.50] [1.55]
          (h) Further Effect of Termination on Board and Officer Positions. If your employment ends for any reason, you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether your employment has ended), except to the extent that you reasonably and in good faith determine that ceasing to serve as a director would breach your fiduciary duties to the Company or such affiliate. You hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any affiliate, should you fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.
     3. Effect of Section 409A of the Code.
          (a) Six Month Delay. For purposes of this Agreement, a termination of employment shall mean a “separation from service” as defined in Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date (together with simple interest at the short-term applicable federal rate in effect on the date your employment ended), and any remaining payments will be paid on their original schedule.
          (b) General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.
          (c) Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course of business and in any case on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     4. Confidentiality, Disclosure, and Assignment
          (a) Confidentiality. You will not, during or after the Employment Term, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Company other than on the Company’s behalf. If your employment with the Company ends, you will not, without the Company’s prior written consent, retain or take away any drawing, writing, or other record in any form containing any Confidential Information. For purposes of this Agreement, “Confidential Information” means information or material of the Company that is not generally available to or used by others unaffiliated with the Company, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:
          (i) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated software, products or services; customers or prospective customers; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;
          (ii) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s software, products or services;
          (iii) information on or material relating to the Company that when received is marked as “proprietary,” “private,” or “confidential”;
          (iv) the Company’s trade secrets;
          (v) software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including “library subroutines” and productivity tools), interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and
          (vi) any similar information of the type described above that the Company obtained from another party and that the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.
Notwithstanding the foregoing, “Confidential Information” does not include any information that is properly published or in the public domain; provided, however, that information that is published by or with your aid outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.
          (b) Business Conduct and Ethics. During your employment with the Company, you will not engage in any activity that may conflict with the Company’s interests, and you will comply with the Company’s policies and guidelines pertaining to business conduct and ethics.
          (c) Disclosure. You will disclose promptly in writing to the Company all inventions, discoveries, software, writings and other works of authorship that you conceived, made, discovered, or wrote jointly or singly on Company time or on your own time during the period of your employment by the Company, provided that the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by the Company in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to the Company.
          (d) Instruments of Assignment. You will sign and execute all instruments of assignment and other papers to evidence vestiture of your entire right, title and interest in such inventions,

improvements, discoveries, software, writings or other works of authorship in the Company, at the Company’s request and expense, and you will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If you are needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship you conceived, developed or reduced to practice, you hereby agree to do so, and if your employment ends, the Company will pay you at an hourly rate mutually agreeable to the Company and you, plus reasonable traveling or other expenses, subject to Section 3(c) of this Agreement.
          (e) Additional Post-Employment Provisions. When your employment ends, you must (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or exclusively used by the Company; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware to the extent such information is in your possession or control. Notwithstanding anything elsewhere to the contrary, you may retain (and not destroy) (x) information showing your compensation or relating to reimbursement of expenses that you reasonably believe are necessary for tax purposes and (y) copies of plans, programs, policies and arrangements of, or other agreements with, the Company addressing your compensation or employment or termination thereof.
          (f) Survival. The obligations of this Section 4 (except for Section 4(b)) will survive the expiration or termination of this Agreement and your employment.
     5. Non-Competition, Non-Recruitment, and Non-Disparagement.
          (a) General. The Parties recognize and agree that (a) you are becoming a senior executive of the Company, (b) you will receive substantial amounts of the Company’s Confidential Information, (c) the Company’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by you is critical to the Company’s continued economic well-being and protection of the Company’s Confidential Information. In light of these considerations, this Section 5 sets forth the terms and conditions of your obligations of non-competition, non-recruitment, and non-disparagement during and subsequent to the termination of this Agreement and/or the cessation of your employment for any reason.
          (b) Non-Competition.
          (i) Unless the Company waives or limits the obligation in accordance with Section 5(b)(ii), you agree that during employment and for 12 months following your cessation of employment for any reason (the “Noncompete Period”), you will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company’s business as conducted as of the date of such termination of employment or with any part of the Company’s contemplated business with respect to which you have Confidential Information. For purposes of this clause (i), “shareholder” does not include beneficial ownership of less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this clause (i), “the Company’s business” includes business conducted by the Company, its subsidiaries, or any partnership or joint venture in which the Company directly or indirectly has ownership of at least one third of the voting equity. The Noncompete Period will be further extended by any period of time during which you are in violation of Section 5(b). For purposes of this Section 5, competitors of the Company currently include but are not limited to comScore, Inc., GfK AG, The Nielsen Company B.V., Rentrak Corporation, and WPP PLC.
          (ii) At its sole option the Company may, by written notice to you at any time within the Noncompete Period, waive or limit the time and/or geographic area in which you cannot engage in competitive activity.
          (iii) During the Noncompete Period, before accepting employment with or agreeing to provide consulting services to, any firm or entity that offers competitive products or services, you must give 30 days’ prior written notice to the Company. Such written notice must be sent by certified mail, return receipt requested (attention: Office of the Chief Legal Officer with a required copy to the Chair of Compensation Committee), must describe the firm or entity and the employment or consulting services to be rendered to the firm or entity, and must include a copy of the written offer of employment or engagement of consulting services. The Company must respond or object to such notice within 30 days after receipt, and the absence of a response will constitute acquiescence or waiver of the Company’s rights under this Section 5.
          (c) Non-Recruitment. During employment and for a period of 12 months following cessation of employment for any reason, you will not initiate or actively participate in any other employer’s recruitment or hiring of the Company’s employees.
          (d) Non-Disparagement. You will not, during employment or after the termination or expiration of this Agreement, make disparaging statements, in any form, about the Company, its officers, directors, agents, employees, products or services that you know, or have reason to believe, are false or misleading.
          (e) Enforcement. If you fail to provide notice to the Company under Section 5(b)(iii) and/or in any way violate your obligations under Section 5, the Company may enforce all of its rights and remedies provided to it under this Agreement, or in law and in equity, without the requirement to post a bond, including without limitation ceasing any further payments to you under this Agreement.
          (f) Survival. The obligations of this Section 5 survive the expiration or termination of this Agreement and your employment.
     6. Clawback.
          (a) If the Board determines, in its reasonable discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financials, the Board may, in its sole discretion, impose any or all of the following:

          (i) Immediate expiration of any then outstanding equity compensation, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”);
          (ii) As to any exercised portion of any stock options (to the extent, during the Recovery Measurement Period, the options are granted, vest, are exercised, or the purchased shares are sold), prompt payment to the Company of any Option Gain. For purposes of this Agreement, the “Option Gain” per share you received on exercise of an option is the spread between the closing price on the date of exercise and the exercise price you paid and comparable rules will apply in the case of stock appreciation rights;
          (iii) Payment or transfer to the Company of any Stock Gain from restricted stock, restricted stock units, or other similar forms of compensation, where the “Stock Gain” consists of the greatest of (i) the value of the applicable shares when you received them within the Recovery Measurement Period, (ii) the value of such shares received during the Recovery Measurement Period, as determined on the date of the request by the Compensation Committee to repay or transfer under the provisions below, (iii) the gross (before tax) proceeds you received from any sale of any such shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of such shares when so transferred; and/or
          (iv) Repayment of any bonuses paid during the Recovery Measurement Period.
          (b) In addition to the foregoing, following an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws, you agree to repay any incentive-based compensation (including any bonuses and equity compensation) paid during the three-year period preceding the date that the Company is required to prepare the accounting restatement which bonuses or equity compensation were based on the erroneous data. For purposes of this provision, the clawback is calculated as the excess amount paid on the basis of the restated results. The parties agree that this requirement will be applied as provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and you agree that the Company may amend this Section 6 without your further consent if required to conform to Dodd-Frank.
          (c) The remedies under this Section 6 are in addition to any other remedies that the Company may have available in law or equity. Payment is due in cash or cash equivalents within 10 days after the Board provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes. The Company may, but is not required to, accept a retransfer of Company stock in lieu of some or all of the payment, the value of which stock shall be deemed to be the fair market value of such shares on the date of the retransfer.
          (d) Survival. The obligations of this Section 6 survive the expiration or termination of this Agreement and your employment.
     7. Miscellaneous.
          (a) Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder must be in writing and must be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Arbitron Inc. Office of Chief Legal Officer 9705 Patuxent Woods Drive Columbia, MD 21046

If to you:	At your last address on file with the Company
or to such other address as either party may designate in a notice to the other. Each notice, demand, request or other communication that is given or made in the manner described above will be treated as sufficiently given or made for all purposes three days after it is deposited in the U.S. certified mail, postage prepaid, acceptance confirmation or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
          (b) No Mitigation/No Offset. You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source. The amounts payable hereunder will not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against you or others. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which you may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.
          (c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS RELEASE OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO YOUR EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.
          (d) Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

          (e) Assignment. This Agreement will be binding upon and will inure to the benefit of your heirs, beneficiaries, executors and legal representatives upon your death and this Agreement will be binding upon any legal successor of the Company. Any legal successor of the Company will be treated as substituted for the Company under the terms of this Agreement for all purposes. You specifically agree that any assignment may include rights under the restrictive covenants of Sections 4 and 5. As used herein, “successor” will mean any person, firm, corporation or other business entity that at any time, whether by purchase or merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
     None of your rights to receive any form of compensation payable under this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon your death or as provided in Section 7(h) hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in your rights to receive any form of compensation hereunder will be null and void; provided, however, that notwithstanding the foregoing, you will be allowed to transfer vested shares subject to stock options or the vested portion of other equity awards (other than incentive stock options within the meaning of Section 422 of the Code) consistent with the rules for transfers to “family members” as defined in Securities Act Form S-8 to the extent permitted under the terms of the awards.
          (f) No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed both by you and the Chair of the Compensation Committee.
          (g) Other Agreements. You hereby represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others. You also represent that you are not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including non-competition agreements or non-solicitation agreements, and you further represent that your performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which you are a party. You agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under this Agreement.
          (h) Survivorship. The respective rights and obligations of the Company and you hereunder will survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.
          (i) Beneficiaries. You will be entitled, to the extent applicable law permits, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon your death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents. If you die, severance then due or other amounts due hereunder will be paid to your designated beneficiary or beneficiaries, or, if none are designated or none survive you, your estate.
          (j) Withholding. The Company will be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by you with respect to payments made to you in connection with your employment.

          (k) Company Policies. References in the Agreement to Company policies and procedures are to those policies as they may be amended from time to time by the Company.
          (l) Governing Law. This Agreement must be construed, interpreted, and governed in accordance with the laws of Maryland, without reference to rules relating to conflicts of law.
          (m) Entire Agreement. This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand, as of the dates below.

ARBITRON INC.:

By:
Name Title

EXECUTIVE:

Name